Exhibit 10.19

PLYMOUTH AGREEMENT FOR THE PURCHASE AND SALE OF PULP

THIS PLYMOUTH AGREEMENT FOR THE PURCHASE AND SALE OF PULP (“Agreement”) is made as of March 5, 2007, WEYERHAEUSER COMPANY, a Washington corporation (“Weyerhaeuser”), and DOMTAR PAPER COMPANY, LLC, a Delaware limited liability company (“Domtar”).

WHEREAS, pursuant to the terms of that certain Amended and Restated Transaction Agreement dated as of January 25, 2007 (“Transaction Agreement”) on or prior to the Closing Date, Weyerhaeuser will transfer the Newco Assets and Newco Liabilities to Newco (as those terms are defined therein) upon the terms and subject to the conditions set forth in the Amended and Restated Contribution and Distribution Agreement of even date therewith (“Contribution Agreement”), which include those Newco Assets and Newco Liabilities relating to the pulp mill in Plymouth, North Carolina (“Plymouth Mill”);

WHEREAS, Pursuant to the terms of the Contribution Agreement, at a time on or prior to the Distribution Date (as defined therein), Weyerhaeuser will sell, assign, transfer, convey and deliver to Domtar, and Domtar will accept from Weyerhaeuser, all the Newco Assets, and Domtar will assume and agree to faithfully pay, perform and discharge when due all the Newco Liabilities, which Newco Assets and Newco Liabilities include certain Transferred Contracts (as defined therein) relating to the Plymouth Mill, as more particularly described in Exhibit A attached hereto (“Plymouth Pulp Contracts”);

WHEREAS, the parties desire that, in lieu of assigning and assuming the Plymouth Pulp Contracts at a time on or prior to the Distribution Date (and obtaining the necessary Consents relating thereto), such assignment and assumption will be deferred and the Plymouth Pulp Contracts will be deemed Delayed Transfer Assets and Delayed Transfer Liabilities (as such terms are defined in the Contribution Agreement), such that, until the expiration or earlier termination of this Agreement: (i) Weyerhaeuser will retain and hold such Plymouth Pulp Contracts for the benefit of Domtar, and (ii) Weyerhaeuser purchase from Domtar, and Domtar will sell to Weyerhaeuser, under the terms hereof, those quantities and grades of pulp, at those certain prices, described herein (the “Goods”); and

WHEREAS, the parties desire that, upon the expiration or earlier termination of this Agreement, Weyerhaeuser and Domtar will carry out the assignment and assumption of the Plymouth Pulp Contracts and obtain the necessary Consents therefor.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

SECTION 1.0: QUANTITY AND DESCRIPTION OF GOODS	Domtar agrees to sell, and Weyerhaeuser agrees to purchase, during the Term, the grades and quantities (measured in Air Dry Metric Tons of 2,204.6 pounds per ton) of pulp manufactured by Domtar in accordance with the table on Exhibit B attached hereto. Weyerhaeuser agrees to order Goods at least fourteen (14) days from the Plymouth Mill before the delivery date specified on Weyerhaeuser’s purchase order (“Purchase Order”). Domtar agrees that the Goods shall be delivered to the location specified on the Purchase Order on the dates provided therein, unless the parties agree otherwise in writing. If upon receipt of a Purchase Order, or any time thereafter, Goods cannot be shipped or rendered within the time specified in the Purchase Order, immediate notice thereof must be given to Weyerhaeuser with advice as to the earliest possible delivery date. If the Purchase Order is placed at least fourteen (14) days to the Plymouth Mill before the specified delivery date and there is a failure (other than for reasons of force majeure or a failure caused by Weyerhaeuser) to make shipment on or before the specified date and in the specified quantities as listed on the Purchase Order, Weyerhaeuser shall have the option of canceling the Purchase Order and seeking replacement Goods from an alternate source (“Cover Goods”), and Domtar shall promptly reimburse Weyerhaeuser for any additional costs incurred as a result of Weyerhaeuser’s purchase and/or production of Cover Goods, provided that Weyerhaeuser uses commercially reasonable efforts to mitigate such costs. For Purchase Orders received less than fourteen (14) days for the Plymouth Mill before the specified delivery date, Domtar will notify Weyerhaeuser within one (1) business day whether the delivery date can be achieved and shall at that time accept or decline the order. If the order is timely declined, Weyerhaeuser shall have the option of purchasing Cover Goods but Domtar shall not be responsible for any additional costs incurred by Weyerhaeuser in connection therewith. If the order is accepted and not timely delivered, Domtar shall be responsible for additional costs incurred by Weyerhaeuser to purchase Cover Goods, provided that Weyerhaeuser uses commercially reasonable efforts to mitigate such costs. Weyerhaeuser may change delivery schedules or direct temporary suspension of scheduled shipments and will be responsible for additional costs incurred by Domtar as a result of such changes or suspensions. Unless otherwise specified, the Goods shall be delivered in such shipments sizes as Domtar may reasonably determine from time to time to be most expedient.

Weyerhaeuser shall be deemed to have fulfilled its obligations to purchase the quantities provided for in this Agreement if it has ordered not less than 95% of the total quantity for each grade stated on Exhibit B. Domtar shall be deemed to have fulfilled its obligations to deliver the quantities provided for in this Agreement if it has delivered not less than 95% of the quantity stated in each Purchase Order. Unless contrary to the import regulations of the receiving country or unless loading exact is specified in any order under this Agreement, the quantity described in any such Purchase Order may be increased or decreased by not more than 5%. If Domtar or Weyerhaeuser shall propose a change in the quantity or grade of pulp covered by this Agreement, Domtar and Weyerhaeuser agree to negotiate in good faith in response to such proposal, but neither party is obligated to agree to the other party’s proposal. Upon delivery of the Goods to the Plymouth warehouse, Weyerhaeuser may request Domtar to retain and store up to a maximum of 1,500 tons of Goods in such warehouse in dry conditions without charge for a period not to exceed sixty (60) days.

If by the end of the Term Weyerhaeuser has not issued Purchase Orders for at least 95% of the total quantity for each grade stated on Exhibit B (as such total quantity may be adjusted from time to time upon agreement of the parties) then Weyerhaeuser may, at its election do one, or a combination, of the following: (i) issue a Purchase Order to Domtar for such quantity shortfall, which may be fulfilled in more than one month if the quantity with respect thereto exceeds the monthly maximum; or (ii) pay the purchase price of such quantity shortfall.

SECTION 2.0: TERM	This Agreement shall become effective as of March 5, 2007 and terminate on December 31, 2007 (“Expiration Date”), unless terminated earlier as provided herein (the “Term”). Not later than July 1, 2007, Weyerhaeuser and Domtar shall begin discussions for a renewal of this Agreement, but unless Weyerhaeuser and Domtar have agreed in writing on a renewal hereof by September 1, 2007, this Agreement shall expire on the Expiration Date.

SECTION 3.0: PRICE AND TERMS OF PAYMENT	See Exhibit C attached hereto with respect to Price. Weyerhaeuser shall assume the costs of transportation and insurance from point of manufacture to the destination specified on Exhibit B. Terms of payment shall be net 30. Remittances shall be made free of exchange or other charges in U.S. funds to the location specified by Domtar. A late payment charge of 1.25% per month on the unpaid balance will be made on all past due accounts. Should this rate exceed the maximum rate that is lawful under the circumstances, that maximum rate shall apply.

SECTION 4.0: LABELS	Domtar shall label the Goods in conformance with the specifications attached hereto as Exhibit E.

SECTION 5.0: GENERAL TERMS OF SALE

5.1. WARRANTY AND LIMITATIONS

Domtar warrants that the Goods to be delivered hereunder will meet the specifications and tolerances described in Section 5.6 below, free and clear of liens and encumbrances. Domtar’s obligation under this warranty is limited to refund to Weyerhaeuser its purchase price or replace the non-conforming Goods with Goods conforming to the specifications set forth in Section 5.6. THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING MERCHANTABILITY, AND ALL OTHER OBLIGATIONS OR LIABILITIES ARISING OUT OF DOMTAR’S FAILURE TO MEET SAID SPECIFICATIONS, INCLUDING LIABILITIES ARISING FROM CLAIMS OF CONTRACT OR TORT. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE FOREGOING, AND DOMTAR’S SOLE OBLIGATION THEREUNDER IS AS EXPRESSLY STATED HEREIN. DOMTAR AND WEYERHAEUSER SHALL NOT BE LIABLE FOR CONSEQUENTIAL, INDIRECT, PUNITIVE OR INCIDENTAL DAMAGES.

5.2. PRODUCTION, SHIPMENT AND DELIVERY

Unless agreed to by Weyerhaeuser in advance in writing, Domtar shall produce and ship from the mill specified on Exhibit B as the exclusive source of supply and shall make delivery on the delivery date(s) specified in Weyerhaeuser’s Purchase Order. All Goods shall be delivered subject to Weyerhaeuser’s inspection and right of rejection and/or revocation of acceptance.

5.3. INSPECTION AND CLAIMS

Weyerhaeuser shall have 120 days to inspect and/or test the Goods for conformance with the applicable specifications and grade profile set forth in Section 5.6 and if Weyerhaeuser fails to give notice of acceptance or non-conformance within such 120-day period the Goods shall be deemed accepted. If Weyerhaeuser gives written notice to Domtar of any failure of Goods to meet the foregoing standards, and if such failure is established under procedures customary in the industry or otherwise established to Domtar’s satisfaction, then at Domtar’s option Domtar will make an allowance for such Goods, refund to Weyerhaeuser its purchase price or replace it with Goods conforming to the warranty described in Section 5.1 above and those specifications described in Section 5.6 below.

5.4. TITLE AND RISK OF LOSS

Title and risk of loss shall pass from Domtar to Weyerhaeuser upon delivery to the destination specified on Exhibit B.

5.5. ASSIGNMENT

Neither party may assign this Agreement without the express prior written consent of the other; provided, however, Domtar and Weyerhaeuser may assign this Agreement to a subsidiary or affiliate.

5.6. QUALITY

The Goods delivered and invoiced hereunder must (i) meet the grade profiles attached hereto as Exhibits D, and (ii) on the basis of air dry fiber, contain by weight 90% bone dry fiber and 10% moisture. If Weyerhaeuser’s test of any of the specifications in the grade profile or the air dry contents of any shipment indicates non-conformance with such specifications or an air dry weight difference greater than 1% of the invoiced weight, Weyerhaeuser shall notify Domtar immediately. If the parties are unable to resolve the difference, a retest or joint test shall be made in accordance with the then prevailing rules for testing approved by Technical Association of the Pulp and Paper Industry of the U.S. (“TAPPI”). All incidental expenses relating to this Section 5.6 shall be paid by the party in error.

5.7. FORCE MAJEURE/SUSPENSION OF PERFORMANCE

The duties of either party hereunder shall be excused to the extent and for the period of time necessitated by the occurrence of any fire, flood, earthquake, other natural disaster, labor dispute, market curtailment, war, direct act or intervention of any government or subdivision thereof, or other event of force majeure beyond the control of any party. The affected party invoking this provision shall promptly notify the other party in writing of the nature and estimated duration of the suspension period, and shall exercise all reasonable diligence in curing such condition, except in cases where such suspension is of a permanent nature and such condition is not curable as a result. The party unable to obtain performance by reason of force majeure shall be free to deal with third parties, provided it acts in a manner not inconsistent with its obligations under this Agreement. In the event of any cause or circumstance excusing Domtar, Domtar shall have the right to utilize its available production and/or supply of Goods to satisfy its own requirements, including those of its subsidiaries and affiliates, in full, and to allocate any remaining production and/or supply of Goods among its contract customers, in a fair and reasonable manner.

5.8. TAXES

Any and all taxes or charges of any nature (other than taxes imposed on the gross or net income of Domtar), imposed by any governmental authority, which shall become payable by reason of the sale, delivery and/or use of Goods hereunder shall be deemed for Weyerhaeuser’s account.

5.9. TERMINATION

Except for any payment obligations, if either party fails to comply in any material respect with all of the covenants, agreements or conditions of this Agreement and such failure continues for thirty (30) days after written notice from the non-breaching party, then the non-breaching party may, at its sole discretion and in addition to any other rights or remedies available to the non-breaching party under this Agreement or at law or in equity, elect to terminate this Agreement by providing the other party with an additional ten (10) days notice.

5. 10. WAIVER

No right of either party hereunder shall be deemed to have been waived by any failure of such party to exercise any right in any prior instance or instances.

SECTION 6.0: ASSIGNMENT AND ASSUMPTION OF PLYMOUTH PULP CONTRACTS	In lieu of assigning and assuming the Plymouth Pulp Contracts at a time on or prior to the Distribution Date (and obtaining the necessary Consents relating thereto), such assignment and assumption shall be deferred and the Plymouth Pulp Contracts shall be deemed Delayed Transfer Assets and Delayed Transfer Liabilities (as such terms are defined in the Contribution Agreement), such that, until the expiration or earlier termination of this Agreement, Weyerhaeuser will retain and hold such Plymouth Pulp Contracts for the benefit of Domtar. Upon the expiration or earlier termination of this Agreement, Weyerhaeuser and Domtar will carry out the assignment and assumption of the Plymouth Pulp Contracts and obtain the necessary Consents therefor. If the parties are unable to obtain the Consent for assignment and assumption from a customer with respect to any Plymouth Pulp Contract, Weyerhaeuser will continue to hold such Plymouth Pulp Contract for the remainder of its term (determined as of the March 5, 2007) for the benefit of Domtar and Domtar shall pay, perform and discharge its obligations thereunder. Any monies received by Weyerhaeuser from customers as payment for Goods ordered from Domtar after the expiration or earlier termination of this Agreement shall be paid over to Domtar, less only those amounts permitted to be paid or reimbursed to Weyerhaeuser under the terms of the Contribution Agreement.

SECTION 7.0: JURISDICTION; DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties expressly consent to the exclusive jurisdiction and venue of the Federal courts located in the State of Delaware or, if such Federal courts do not have subject matter jurisdiction, any Delaware state court. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal and state courts located in the State of Delaware and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (b) agrees that it will not bring any action in any court other than any Federal court sitting in the State of Delaware or, if such Federal courts do not have subject matter jurisdiction, any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

Any issue, dispute or controversy arising pursuant to this Agreement (a “Dispute”) shall be settled in the following manner. Upon written request of either party, the representatives of Domtar and of Weyerhaeuser shall promptly confer and exert their commercially reasonable efforts without the necessity of any formal proceeding related thereto to reach a reasonable and equitable resolution of such Dispute. If such representatives are unable to resolve such Dispute within ten (10) business days, the Dispute shall be referred to the responsible senior management of each party for resolution. Neither party shall seek any other means of resolving any Dispute arising in connection with this Agreement until both parties’ responsible senior management have had at least five (5) business days to resolve the Dispute following its referral to them.

If the Dispute cannot be resolved by senior management, then the Dispute shall be submitted to binding arbitration. If arbitration is required, the arbitration proceedings shall be administered by the American Arbitration Association (the “AAA”) or such other administrator as the parties shall mutually agree, and conducted in accordance with the AAA Commercial Arbitration Rules. Judgment upon any award rendered in arbitration may be entered in any court having competent jurisdiction. The arbitration shall be conducted at a location in the State of Delaware selected by the AAA or other administrator. In any Dispute hereunder, the non-prevailing party shall pay the reasonable attorney’s fees and costs and other collection costs and expenses incurred by the prevailing party.

IN WITNESS WHEREOF, the parties have caused this Agreement for the Purchase and Sale of Pulp to be executed by their duly authorized representatives as of the date first above mentioned.

WEYERHAEUSER COMPANY		DOMTAR PAPER COMPANY, LLC

By:	/S/ SANDY MCDADE	By:	/S/ SANDY MCDADE

Name:	Sandy McDade	Name:	Sandy McDade

Title:	Senior Vice President	Title:	Senior Vice President of Weyerhaeuser Company, the sole member